UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2016

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16 South Pennsylvania Avenue,

Oklahoma City, Oklahoma 73107

Registrant’s telephone number, including area code: (405) 235-4546

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2016, LSB Industries, Inc. (the “Company”) issued a press release announcing that John Diesch has been named Executive Vice President-Manufacturing, effective August 1, 2016. Mr. Diesch will oversee all of the Company’s plant operations and will report to the Company’s Chief Executive Officer, Daniel Greenwell.

Mr. Diesch, 59, most recently served as President and member of the board of directors of Rentech Nitrogen GP, LLC since 2011. Previously, Mr. Diesch served as Senior Vice President of Operations at Rentech Nitrogen GP, LLC from 2008 until 2013 and served in other positions of responsibility in the nitrogen and fertilizer industry. Mr. Diesch holds bachelor degrees in Chemical Engineering and Environmental Studies from the University of Minnesota and Bemidji State University, respectively.

Mr. Diesch has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Diesch is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On July 21, 2016, the Company entered into an employment agreement with Mr. Diesch, effective as of August 1, 2016 (the “Employment Agreement”). The Employment Agreement provides that Mr. Diesch: (i) will serve as Executive Vice President-Manufacturing of the Company for an initial term of three years (3) and five (5) months, with the Employment Agreement automatically renewing for successive one-year periods on the anniversary of the effective date until terminated by the Company in accordance with the Employment Agreement; (ii) will receive an annual base salary of at least $325,000; (iii) beginning with bonuses earned with respect to the 2017 fiscal year, will be eligible to receive a target annual cash performance bonus equal to 50% of Mr. Diesch’s base salary (the “target bonus”) and a maximum cash bonus equal to 100% of Mr. Diesch’s base salary, depending on the Company’s achievement of performance criteria, as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”); (iv) will be eligible to receive a grant of an equity-based award under the Company’s 2016 Long Term Incentive Plan under the terms and conditions applicable to any annual equity award as determined by the Compensation Committee; provided that any annual equity award shall have a value of not less than 50% of Mr. Diesch’s then current base salary; and (v) will receive four (4) weeks of paid vacation per calendar year (as prorated for partial years).

The Employment Agreement provides that Mr. Diesch will be eligible to receive accrued benefits should his employment with the Company be terminated (i) due to death or disability, (ii) by the Company for Cause (as defined in the Employment Agreement) or without Cause, or (iii) by Mr. Diesch for Good Reason (as defined in the Employment Agreement) or without Good Reason. If Mr. Diesch’s employment with the Company is terminated due to death or disability, outstanding equity awards shall vest pro rata as of the date of termination based on the time Mr. Diesch was employed during the applicable three (3)-year vesting period. If Mr. Diesch’s employment is terminated by the Company without Cause or by Mr. Diesch for Good Reason, Mr. Diesch will receive (a) a lump sum payment equal to his base salary payable on the first pay date following execution of a release of claims or (b) if the termination occur within six (6) months prior to or twelve (12) months following a Change in Control, (i) a lump sum payment equal to his base salary and target bonus payable on the first pay date following execution of a release of claims and (ii) accelerated vesting of all outstanding equity awards as of the date of termination. All severance or termination benefits payable to Mr. Diesch under the Employment Agreement are dependent on his execution and delivery of a release of claims within sixty (60) days following the date of termination. Following termination of employment, Mr. Diesch will be subject to non-solicitation restrictions for a period of twenty-four (24) months. Mr. Diesch will also be subject to non-disclosure obligations following a termination of employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and between LSB Industries, Inc. and John Diesch, executed as of July 21, 2016
99.1	Press Release issued by LSB Industries, Inc. dated as of August 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2016

LSB INDUSTRIES, INC.

By:	/s/ Mark T. Behrman
Name:	Mark T. Behrman
Title:	Executive Vice President of Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between LSB Industries, Inc. and John Diesch, executed as of July 21, 2016
99.1	Press Release issued by LSB Industries, Inc. dated as of August 2, 2016.